EXHIBIT 11
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                              PARKER-HANNIFIN CORPORATION

                                       FORM 10-Q
                       COMPUTATION OF EARNINGS PER COMMON SHARE
                   (Dollars in thousands, except per share amounts)
                                      (Unaudited)


                                                     Three Months Ended            Six Months Ended
                                                         December 31,                 December 31,
                                                      1994          1993           1994          1993
Net income (loss) applicable to common shares  $    41,084   $     9,854    $    84,733   $    25,919


Weighted average common shares outstanding
  for the period                                49,128,037    48,671,373     49,048,437    48,643,784
Increase in weighted average from dilutive
  effect of exercise of stock options              378,219       262,733        357,461       233,678

Weighted average common shares, assuming
  issuance of the above securities              49,506,256    48,934,106     49,405,898    48,877,462

Earnings per common share:

Primary                                        $       .84   $       .20    $      1.73   $       .53

Fully diluted (A)                              $       .83   $       .20    $      1.72   $       .53


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(A)  This calculation is submitted in accordance with
     Regulation S-K Item 601(b)(11) although not required for income statement presentation because it results in dilution of less than 3 percent.

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